Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Preliminary Prospectus of APA Corporation for the exchange of notes and debentures and to the incorporation by reference therein of our reports dated February 28, 2025, with respect to the consolidated financial statements of APA Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of APA Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 8, 2025